Media:	Investor Relations:
Eric Miscoll	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Reports 249% Increase in Revenue for the Fourth Quarter

Completes Private Placement for Gross Proceeds of
$5.0 Million to Accelerate ONT Deployment Strategy

RICHARDSON, TEXAS - April 5, 2007 - TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced financial results for the three and twelve months ended December 31, 2006. The company also announced that it completed a private placement for gross proceeds of $5.0 million to accelerate its ONT strategy.

Michael C. Shores, President and Chief Executive Officer of TXP, commented, “We are extremely pleased with the rapid progress of our new Optical Network Terminal (ONT) business, which we formed after hiring the former Siemens ONT development team in late 2006. The integration has gone seamlessly and we have begun commercialization of the technology. We recently announced shipments for our first Broadband Passive Optical Network (BPON) ONT units to a major Original Equipment Manufacturer (OEM) and a Tier I carrier, both of which represent major milestones for the company. We also entered into a reseller agreement with a major communications technology and infrastructure provider that has begun distributing TXP’s BPON ONT units to its customers.”

“As we had anticipated, the major systems vendors and carriers are beginning to explore OEM sourcing for more cost-effective, time-sensitive ONT solutions that are interoperable across a wide range of networks. We have now demonstrated interoperability with three leading Optical Line Terminal (OLT) OEMs and are moving to demonstrate interoperability across all major platforms. Moreover, we believe our pre-manufacturing services model and quick-turn capabilities enable us to bring products to market faster and more cost effectively than traditional providers. These combined capabilities position TXP to become a leading provider of ONTs to support the accelerated roll-out of “fiber-to-home” services nationwide.”

Mr. Shores continued, “Our core prototyping and retrofit businesses continue to generate very strong top-line growth, as evidenced by a 249% increase in company-wide revenue over the fourth quarter last year. Following the formation of our ONT business, we absorbed additional overhead; however, we believe it was well worth the investment. Our ONT business contains mostly fixed costs with a highly leverageable infrastructure and sufficient capacity to support our needs for the foreseeable future. As our ONT business continues to grow and we begin to cover the additional fixed costs, we expect the division will become a major contributor to our overall profitability. In addition to our ONT business, we expect 2007 will also represent our best year ever for both the prototyping and retrofit divisions.”

On March 30, 2007, TXP completed a private placement with Cornell Capital Partners, for gross proceeds of approximately $5.0 million. The company issued a convertible note, which bears a 6% coupon and is convertible into approximately 12.2 million shares of TXP common stock at a fixed rate of $0.41 per common share. The private placement included five-year warrants to purchase approximately 3.85 million shares of common stock, consisting of: Series A warrants to purchase 1.5 million shares at $0.60 per share; Series B warrants to purchase 1.0 million shares at $0.75 per share; Series C warrants to purchase 750,000 shares at $0.85 per share; and Series D warrants to purchase 600,000 shares at $1.00 per share. The proceeds of the private placement will be used to accelerate the company's ONT business strategy.

Mr. Shores continued, “We are extremely pleased with the terms of our latest convertible note financing, which was at a premium to the current market and contains a fixed conversion price of $.41 per share. In connection with the financing, the remaining $890,000 of $0.157 convertible notes issued to Cornell Capital in August 2004 was converted into common stock, which significantly enhances our capital structure and reduces potential dilution. After evaluating numerous funding sources, we decided to partner with Cornell Capital for our latest financing, as the terms were very favorable.

Total revenue for the fourth quarter of 2006 was $3.1 million, compared with $897,000 for the same period in 2005. Operating loss for the fourth quarter was $232,000, compared to operating loss of $502,000 for the same period last year. Net loss for the fourth quarter of 2006 was $1.8 million, or $0.02 per share, compared to net loss of $573,000 or $0.01 per share, for the same period in 2005. Net loss for the fourth quarter of 2006 included non-cash charges of $1.0 million related to a change in the fair value of derivative financial instruments, and a loss of $304,000 related to the early extinguishment of debt.

Total revenue for the year ended December 31, 2006 was $8.2 million, compared with $9.4 million for 2005. Revenue for 2005 included $5.2 million related to a one-time project with a single customer. Operating loss for 2006 was $1.3 million, compared to an operating loss of $170,000 for 2005. Net loss for 2006 was $4.6 million, or $0.05 per share, compared to net loss of $595,000 or $0.00 per share, for 2005. Net loss for 2006 included net non-cash charges of $2.7 million related to a change in the fair value of derivative financial instruments, and a net gain of $161,000 related to the early extinguishment of debt.

The company expects to file its Form 10-KSB early next week, which will include the complete audited financials.

About TXP

TXP Corporation is an original design manufacturer for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Texas Prototypes, TXP-Retrofit Solutions, and TXP-iPhotonics. TXP-Texas Prototypes provides pre-manufacturing services for the electronics industry that help original equipment manufacturers (OEMs) bring products to market both faster and more cost effectively. The company excels in both global design and supply chain solution services for new product development, which include: prototyping and quick-turn electronic assembly; new product introduction; pilot production; material supply chain development; as well as the transfer of products into production. TXP-Retrofit Solutions provides custom engineering kits to enable ILEC’s (Incumbent Local Exchange Carriers) to upgrade their local access service delivery infrastructure at minimum cost and time. TXP’s retrofit kits enable a wide range of next generation telecom platforms to easily fit into the variety of remote cabinets that have been broadly deployed by ILEC’s over the last 30 years. TXP-iPhotonics comprises the former Siemens’ Optical Network Terminal (ONT) development team hired in late 2006. TXP-iPhotonics develops and markets via an (ODM) Original Design Manufacturing model a family of ONT products to both OEMs and ILECs to be private-label branded. The ONT technology terminates the passive optical network at the home or business location, and enables integrated voice, video and high-speed internet access. For more information visit: www.txpcorporation.com

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